As filed with the Securities and Exchange Commission on August 16, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BANC OF CALIFORNIA, INC.

(Exact name of registrant as specified in its charter)

Maryland	04-3639825
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3 MacArthur Place Santa Ana, California	92707
(Address of Principal Executive Offices)	(Zip Code)

Banc of California, Inc. 2018 Omnibus Stock Incentive Plan

(Full title of the plan)

Craig M. Scheer, P.C.

Silver, Freedman, Taff & Tiernan LLP

(a limited liability partnership including professional corporations)

3299 K Street, N.W., Suite 100

Washington, D.C. 20007

(Name and address of agent for service)

(202) 295-4500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated Filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01 per share	4,417,882 shares(1)	$20.075(2)	$88,688,982(2)	$11,042

(1)

Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of a stock split, stock dividend or similar adjustment of the outstanding shares of the common stock of Banc of California, Inc.

(2)

Calculated in accordance with Rule 457 under the Securities Act of 1933, based on the average of the high and low sale prices per share of the common stock on the New York Stock Exchange on August 10, 2018 of $20.075.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Banc of California, Inc. 2018 Omnibus Stock Incentive Plan, as required by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents previously or concurrently filed by Banc of California, Inc. (the “Company”) with the Commission are hereby incorporated by reference into this Registration Statement and the Prospectus to which this Registration Statement relates (the “Prospectus”):

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

(b)	the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018 and June 30, 2018;

(c)

the Company’s Current Reports on Form 8-K filed on January 2, 2018, January 24, 2018, February 15, 2018, February 20, 2018, March 13, 2018, March 15,2018, April 13, 2018, May 15, 2018, June 5, 2018, June 28, 2018 and August 15, 2018; and

(d)

the description of the common stock, par value $.01 per share, of the Company contained in the Company’s Registration Statement on Form 8-A filed on May 8, 2002, and all amendments or reports filed for the purpose of updating such description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any document or portion thereof that has been furnished to and deemed not to be filed with the Commission), after the filing of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and the Prospectus and to be a part hereof and thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

The Company shall furnish without charge to each person to whom the Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to: Investor Relations, Banc of California, Inc., 3 MacArthur Place, Santa Ana, California 92707, telephone number (855) 361-2262.

All information appearing in this Registration Statement and the Prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 2-405.2 of the Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation or its stockholders for money damages except: (1) to the extent it is proven that the director or officer actually received an improper benefit or profit, for the amount of the improper benefit or profit; or (2) to the extent that a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding that the director’s or officer’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company’s charter contains such a provision, thereby limiting the liability of its directors and officers to the maximum extent permitted by Maryland law.

Section 2-418 of the Maryland General Corporation Law permits a Maryland corporation to indemnify a director or officer who is made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred in connection with the proceeding unless it is established that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit; or (3) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The Maryland General Corporation Law provides that where a director or officer is a defendant in a proceeding by or in the right of the corporation, the director or officer may not be indemnified if he or she is found liable to the corporation. The Maryland General Corporation Law also provides that a director or officer may not be indemnified in respect of any proceeding alleging improper personal benefit in which he or she was found liable on the grounds that personal benefit was improperly received. A director or officer found liable in a proceeding by or in the right of the corporation or in a proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification of expenses if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

Section 2-418 of the Maryland General Corporation Law provides that unless limited by the charter of a Maryland corporation, a director or an officer who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses. Section 2-418 also provides that a Maryland corporation may advance reasonable expenses to a director or an officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Company’s charter provides for indemnification of directors and officers to the maximum extent permitted by the Maryland General Corporation Law. Additionally, the Company has entered into indemnification agreements with certain officers and directors of the Company, which supplement the indemnification provisions of the Company’s charter by contractually obligating the Company to indemnify, and to advance expenses to, such persons to the fullest extent permitted by applicable law.

Under a directors’ and officers’ liability insurance policy, directors and officers of the Company are insured against certain liabilities.

Item 8. Exhibits.

Exhibit Number	Document

4.1	Second Articles of Restatement of the Charter of the Registrant (filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on June 5, 2018 and incorporated herein by reference)

4.2	Fifth Amended and Restated Bylaws of the Registrant (filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on June 30, 2017 and incorporated herein by reference).

5	Opinion of Silver, Freedman, Taff & Tiernan LLP

10.17	The Registrant’s 2018 Omnibus Stock Incentive Plan (the “2018 Omnibus Plan”) (included as Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 19, 2018 and incorporated herein by reference).

10.17A	Form of Incentive Stock Option Agreement under the 2018 Omnibus Plan.

10.17B	Form of Performance-Based Incentive Stock Option Agreement under the 2018 Omnibus Plan.

10.17C	Form of Non-Qualified Stock Option Agreement under the 2018 Omnibus Plan.

10.17D	Form of Performance-Based Non-Qualified Stock Option Agreement under the 2018 Omnibus Plan.

10.17E	Form of Non-Qualified Stock Option Agreement for Non-Employee Directors under the 2018 Omnibus Plan.

10.17F	Form of Restricted Stock Agreement under the 2018 Omnibus Plan.

10.17G	Form of Performance-Based Restricted Stock Agreement under the 2018 Omnibus Plan.

10.17H	Form of Restricted Stock Agreement for Non-Employee Directors under the 2018 Omnibus Plan.

10.17I	Form of Restricted Stock Unit Agreement under the 2018 Omnibus Plan.

10.17J	Form of Performance Unit Agreement under the 2018 Omnibus Plan.

10.17K	Form of Restricted Stock Unit Agreement for Non-Employee Directors under the 2018 Omnibus Plan.

23.1	Consent of Silver, Freedman, Taff & Tiernan LLP (contained in Exhibit 5).

23.2	Consent of KPMG LLP

24	Power of Attorney (contained on signature page).

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on August 16, 2018.

BANC OF CALIFORNIA, INC.

By:	/s/ Douglas H. Bowers
Douglas H. Bowers
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Banc of California, Inc., hereby severally and individually constitute and appoint Douglas H. Bowers and John A. Bogler, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments (including post-effective amendments) to this registration statement and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Douglas H. Bowers	/s/ John A. Bogler
Douglas H. Bowers	John A. Bogler
President, Chief Executive Officer and Director (Principal Executive Officer)	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Date: August 16, 2018	Date: August 16, 2018

/s/ Robert D. Sznewajs	/s/ Halle J. Benett
Robert D. Sznewajs	Halle J. Benett
Chairman of the Board of Directors	Director

Date: August 16, 2018	Date: August 16, 2018

/s/ Mary A. Curran	/s/ Bonnie G. Hill
Mary A. Curran	Bonnie G. Hill
Director	Director

Date: August 16, 2018	Date: August 16, 2018

/s/ Richard J. Lashley	/s/ Jonah F. Schnel
Richard J. Lashley	Jonah F. Schnel
Director	Director

Date: August 16, 2018	Date: August 16, 2018

/s/ W. Kirk Wycoff
W. Kirk Wycoff
Director

Date: August 16, 2018